Exhibit 99.1

National Bank Holdings Corporation Announces

Balance Sheet Repositioning

Company Release – December 18, 2024

DENVER, Colo. -- (Globe Newswire) -- National Bank Holdings Corporation (NYSE: NBHC, or the “Company”) announced today that it sold approximately $130 million of available-for-sale (“AFS”) investment securities on the open market. The securities sale is part of the Company’s strategy to proactively maximize the balance sheet with the goal of driving future earnings. The securities sold represented approximately 20% of the Company’s AFS portfolio and resulted in an after-tax loss of approximately $5 million that will be recorded in the fourth quarter of 2024. Proceeds from the sale will be redeployed over time into higher yielding securities.

“Through our solid capital position, we are able to effectively manage our balance sheet while enhancing future earnings growth for our shareholders,” said Chairman and CEO, Tim Laney.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiaries, NBH Bank and Bank of Jackson Hole Trust, National Bank Holdings Corporation operates a network of over 90 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Utah, Wyoming, Texas, New Mexico and Idaho. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. Its trust business is operated in its core footprint under the Bank of Jackson Hole Trust charter. NBH Bank operates under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; in Utah, Texas, New Mexico and Idaho, Hillcrest Bank and Hillcrest Bank Mortgage; and in Wyoming, Bank of Jackson Hole and Bank of Jackson Hole Mortgage. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com, bankofjacksonhole.com, or nbhbank.com. Or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:

Emily Gooden, 720-554-6640

Chief Accounting Officer and Investor Relations Director

ir@nationalbankholdings.com

Nicole Van Denabeele, 720-554-6640

Chief Financial Officer

ir@nationalbankholdings.com

Media:

Jody Soper, 303-784-5925

Chief Marketing Officer

Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation